EXHIBIT 99.1

PEMEX Signs Deal with CHMR for New Non-Hydraulic Shale Oil Extraction System Designed to Safely Replace Hydraulic Fracturing

Houston, TX—August 9, 2012—Chimera Energy Corp (OTCBB: CHMR) announced today that they have executed a Memorandum of Understanding with PEMEX, also known as Petroleos Mexicanos, regarding the utilization of CHMR’s revolutionary exothermic Non-Hydraulic Extraction method throughout Latin America. The Non-Hydraulic Extraction method is a revolutionary Shale Oil extraction technology designed to safely and economically replace hydraulic fracturing (AKA fracking and fracing) without negative environmental impacts. The new process uses no water.

PEMEX is the largest company in both Mexico and all of Latin America. Some of the largest concentrations of Shale Oil in the world are located throughout Latin America. The MOU precedes a supplemental encompassing agreement.

Non-Hydraulic Extraction has recently emerged to be asserted as a cheaper and more effective extraction method that does not affect groundwater at all. Chimera Energy Corp is in the process of reengineering this new method for mass production, relicensing and sales. For a description of how Non-Hydraulic Extraction works, high-speed broadband users may visit www.zerowaterfracking.com

Or you may alternatively visit www.chimeraenergyusa.com/investors.html

Chimera Energy Corp is a Texas corporation listed on the OTCBB under the trading symbol CHMR. Chimera Energy Corp (CHMR) acquires, develops, licenses and sells new energy technology and products that are designed to profit from the current domestic shale oil boom. CHMR competes in an industry sector that includes Halliburton (NYSE: HAL), Schlumberger (NYSE: SLB), EnCana Corporation (NYSE: ECA) and Continental Resources, Inc. (NYSE: CLR).

More information about Chimera Energy Corp may be found at www.ChimeraEnergyUSA.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipate" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Media Contact:
Charles Grob
Chimera Energy Corp
832-390-2334